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                            [LOGO] BEHRINGER HARVARD
                        SHORT-TERM OPPORTUNITY FUND I LP



To:    Custodian and Pension Plan Trustees

Re: Update on Behringer Harvard Short-Term Opportunity Fund I LP Regarding 2004 Estimated Valuation

Date:  January 31, 2005

We would like to take this opportunity to inform you that there are no estimated valuations available for the Behringer Harvard Short-Term Opportunity Fund I LP (the "Company") units of limited partnership interest ("Units"). Pursuant to the Company's Prospectus, for a specified period following the termination of the offering of Units, the estimated value of the Units is deemed the offering price of $10 per Unit for these purposes. As of the date hereof the Company's offering of Units is still in progress. Therefore, the estimated value of the Units is deemed to be $10 per Unit.

For more detailed information, please refer to the Company's public filings with the Securities and Exchange Commission, including the Form 10-K to be filed later this year. You can find the filings at the Company's web site, WWW.BHFUNDS.COM, or WWW.SEC.GOV.

All of us at the Company appreciate the important role you play as Custodian or Pension Plan Trustee in helping provide unparalleled service to our investors. If you have any questions, please feel free to contact our Internal Service Department at (866) 655-3600.

Sincerely,

BEHRINGER HARVARD ADVISORS II LP
General Partner

/s/ Gary S. Bresky
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Gary S. Bresky
Chief Financial Officer